Exhibit 99.1

Hain Celestial Group Appoints Seasoned Executive
Chad Marquardt as President of North America

HOBOKEN, N.J., March 18, 2024 -- The Hain Celestial Group, Inc. (Nasdaq: HAIN), a leading global health and wellness company whose purpose is to inspire healthier living through better-for-you brands, announced today that it has named Chad Marquardt as President, North America. In this role, he will be responsible for leading strategy and execution in the U.S. and Canada and will be instrumental in delivering the company’s multiyear Hain Reimagined strategic transformation. Reporting to Hain’s President and Chief Executive Officer Wendy Davidson, Marquardt will be an appointed Executive Officer and will serve on the Executive Leadership Team. His first day at Hain is March 25, 2024.

“Chad brings to Hain deep strategic experience and expertise across sales, customer development, channel expansion and omnichannel brand building in the better-for-you consumer packaged goods space,” said Wendy Davidson, President and Chief Executive Officer. “His proven results building high-performing teams and successfully leading organizations through complex transformation while driving long-term, profitable growth makes him an outstanding addition to the Executive Leadership Team.”

Marquardt comes to Hain from Glanbia Performance Nutrition (GPN) where he was Chief Customer Officer – Americas, responsible for overseeing commercial delivery across the company’s portfolio of snacks, beverages and supplement brands in the U.S., Canada and Latin America. Prior to GPN, Chad spent four years at Reckitt Benckiser, a prominent health, hygiene and nutrition company. During his tenure, he held various executive roles in Retail Sales and Global Integration and was responsible for driving growth of its portfolio of brands including Enfamil baby formula, Clearasil personal care, and Lysol disinfectant, among others. Before Reckitt, Marquardt spent seven years at Mead Johnson Nutrition focused on customer development and retail sales in the U.S. and Canada. He began his career at Unilever where he held a variety of roles across Integrated Marketing, Customer Planning & Strategy, Category Management, Shopper Marketing, and Brand Management.

“I’m honored to join Hain at such a pivotal time in its multiyear transformation,” said Marquardt. “Hain has an outstanding portfolio of leading, purpose-driven brands and its unique focus on better-for-you gives the company a competitive edge in partnering with customers and delivering on the evolving needs of health-conscious consumers.”
Marquardt holds a Bachelor of Science in Business Administration and Management with a concentration in International Finance from Bradley University. He resides in Chicago with his wife and four kids and will connect into the company’s global headquarters in Hoboken, NJ, as part of Hain Celestial’s Hub & Spoke agile working model.
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About The Hain Celestial Group
Hain Celestial Group is a leading health and wellness company whose purpose is to inspire healthier living for people, communities and the planet through better-for-you brands. For more than 30 years, our portfolio of beloved brands has intentionally focused on delivering nutrition and well-being that positively impacts today and tomorrow. Headquartered in Hoboken, N.J., Hain Celestial’s products across snacks, baby/kids, beverages, meal preparation, and personal care, are marketed and sold in over 75 countries around the world. Our leading brands include Garden Veggie™ snacks, Terra® chips, Garden of Eatin’® snacks, Earth’s Best® and Ella’s Kitchen® baby and kids foods, Celestial Seasonings® teas, Joya® and Natumi® plant-based beverages, Greek Gods® yogurt, Cully & Sully®, Imagine® and New Covent Garden® soups, Yves® and Linda McCartney’s® (under license) meat-free, and Alba Botanica® natural sun care, among others. For more information, visit hain.com and LinkedIn.

Media Contact:
Jen Davis
Jen.Davis@hain.com